As filed with the Securities and Exchange Commission on September 21, 2006
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CARBO CERAMICS INC.
(Exact name of registrant as specified in its charter)

DELAWARE	72-1100013
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
6565 MacArthur Boulevard, Suite 1050
Irving, Texas 75039
(Address of Principal Executive Offices) (Zip Code)
CARBO CERAMICS INC.
DIRECTOR DEFERRED FEE PLAN
(Full Title of the Plan)
Paul G. Vitek
Senior Vice President of Finance, Chief Financial Officer
6565 MacArthur Boulevard, Suite 1050
Irving, Texas 75039
(Name and Address of Agent for Service)
(972) 401-0090
(Telephone Number, Including Area Code, of Agent for Service)

Copy to:
Mary E. Alcock
Cleary Gottlieb Steen & Hamilton LLP
One Liberty Plaza
New York, New York 10006
CALCULATION OF REGISTRATION FEE

Title of Securities	Amount		Proposed Maximum		Proposed Maximum		Amount of
to be	to be		Offering Price Per		Aggregate Offering		Registration
Registered	Registered		Share		Price		Fee
Common Stock, par value $.01	100,000	(1)	$38.28	(2)	$3,828,000	(2)	$410.00	(2)
Preferred Share Purchase Rights (3)

(1)	Together with an indeterminate number of shares that may be necessary to adjust the number of shares reserved for issuance pursuant to the CARBO Ceramics Inc. Director Deferred Fee Plan (the “Plan”) as a result of a stock split, stock dividend or similar adjustment of the outstanding common stock of CARBO Ceramics Inc.
(2)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act of 1933 with respect to the shares of common stock of CARBO Ceramics Inc. (the “Common Stock”) issuable pursuant to the Plan and based upon the average of the high and low prices of a share of Common Stock as reported on the New York Stock Exchange on September 18, 2006.
(3)	Rights initially trade together with the Common Stock. The value attributable to the Rights, if any, is reflected in the market price of the Common Stock.

Part I
     The information specified in Part I of Form S-8 is not required to be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Note 1 to Part I of Form S-8 and Rule 424 under the Securities Act of 1933, as amended (the “Securities Act”). The information required in the Section 10(a) prospectus is included in the documents being maintained and delivered by CARBO Ceramics Inc. (the “Registrant”) as required by Part I of Form S-8 and by Rule 428 under the Securities Act.
Part II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents, heretofore filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:
     (a) The Registrant’s Annual Report on Form 10-K, dated March 7, 2006, relating to the fiscal year ended December 31, 2005;
     (b) All other reports filed by the Registrant with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005;
     (c) The description of the Common Stock of the Registrant contained under the captions “Prospectus Summary” and “Description of Common Stock” in the Prospectus Subject to Completion dated April 10, 1996, included in the Registration Statement on Form S-1 (No. 333-1884), filed by the Registrant under the Securities Act with the Commission on March 1, 1996, as amended by Amendments No. 1 and No. 2 thereto filed by the Registrant under the Securities Act with the Commission on April 10, 1996, and April 22, 1996, respectively, and incorporated by reference to the Registration Statement on Form 8-A filed by the Registrant under the Exchange Act with the Commission on May 22, 2000. The description of the Preferred Share Purchase Rights of the Registrant included in the Registration Statement on Form 8-A (No. 001-15903) filed by the Registrant under the Exchange Act with the Commission on February 25, 2002.
     All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     Section 145 of The Delaware General Corporation Law provides in regard to indemnification of directors and officers as follows:
     145 INDEMNIFICATION OF OFFICERS, DIRECTORS, EMPLOYEES AND AGENTS; INSURANCE. (a) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
     (b) A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, join venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other Court shall deem proper.

     (c) To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this section, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.
     (d) Any indemnification under subsections (a) and (b) of this section (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduction set forth in subsections (a) and (b) of this section. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.
     (e) Expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in this section. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.
     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.
     (g) A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
     (h) For purposes of this section, references to “the corporation” shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this section with respect to the resulting or surviving corporation as such person would have with respect to such constituent corporation if its separate existence had continued.

     (i) For purposes of this section, references to “other enterprises” shall include employee benefit plans; references to “fines” shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to “serving at the request of the corporation” shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interests of the corporation” as referred to in this section.
     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.
     (k) The Court of Chancery is hereby vested with exclusive jurisdiction to hear and determine all actions for advancement of expenses or indemnification brought under this section or under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise. The Court of Chancery may summarily determine a corporation’s obligation to advance expenses (including attorneys’ fees).
     Reference is made to the Registrant’s Certificate of Incorporation and By-Laws which require the Company to indemnify the persons whom it may indemnify under Section 145 of the Delaware General Corporation Law. In addition, as permitted by Section 145 of the Delaware General Corporation Law, the Company’s Certificate of Incorporation includes a provision that eliminates the personal liability of its directors, to the fullest extent permitted by Delaware law, for monetary damages for breach of fiduciary duty as a director. This provision does not affect the availability of equitable remedies such as injunctive relief or rescission. Further, such limitation of liability also does not affect a director’s standard of conduct or responsibilities under any other laws, including the Federal securities laws.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     The following exhibits are filed with or incorporated by reference into this Registration Statement (numbering corresponds to Exhibit Table in Item 601 of Regulation S-K).

Exhibit No.	Document
4.1	CARBO Ceramics Inc. Director Deferred Fee Plan
4.2	Certificate of Incorporation of the Registrant
4.3	By-Laws of the Registrant
4.4	Shareholder Rights Plan

Exhibit No.	Document
5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP regarding the validity of the securities being registered
23.1	Consent of Independent Auditors
23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1)
24.1	Powers of Attorney
Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

	(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of the prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

	(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8, and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irving, State of Texas, on August 18, 2006.

CARBO CERAMICS INC.
By:	/s/ Paul G. Vitek
Paul G. Vitek
Senior Vice President of Finance and Administration, Chief Financial Officer, and Treasurer

Power of Attorney
     Each person whose signature appears below constitutes and appoints Gary Kolstad and Paul Vitek, his true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign this Registration Statement and any and all amendments or post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing appropriate or necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the date(s) indicated.

Signature	Title

/s/ Gary A. Kolstad	President, Chief Executive Officer, and Director (Principal Executive Officer)
Name: Gary Kolstad
On this 18th day of August, 2006

/s/ Paul G. Vitek	Senior Vice President of Finance and Administration, Chief Financial Officer, and Treasurer (Principal Financial and Accounting Officer)
Name: Paul G. Vitek
On this 18th day of August, 2006

Signature	Title

/s/ William C. Morris	Chairman of the Board of Directors
Name: William C. Morris
On this 17th day of August, 2006

/s/ Claude E. Cooke, Jr.	Director
Name: Claude E. Cooke, Jr.
On this 21st day of August, 2006

/s/ Chad C. Deaton	Director
Name: Chad C. Deaton
On this 21st day of August, 2006

/s/ H. E. Lentz, Jr.	Director
Name: H. E. Lentz, Jr.
On this 21st day of August, 2006

/s/ John J. Murphy	Director
Name: John J. Murphy
On this 21st day of August, 2006

/s/ Jesse P. Orsini	Director
Name: Jesse P. Orsini
On this 21st day of August, 2006

/s/ Robert S. Rubin	Director
Name: Robert S. Rubin
On this 21st day of August, 2006

EXHIBIT INDEX

Exhibit Number	Description	Method of Filing
4.1	CARBO Ceramics Inc. Director Deferred Fee Plan	Filed as Exhibit 99.1 to the Registrant’s current report on Form 8-K filed by the Registrant with the Commission on December 19, 2005 (File No. 001-15903) and incorporated herein by reference.

4.2	Certificate of Incorporation of the Registrant	Filed as Exhibit 3.1 to the Registrant’s Form S-1 Registration Statement filed by the Registrant with the Commission on March 1, 1996 (File No. 333-1884) and incorporated herein by reference

4.3	By-Laws of the Registrant	Filed as Exhibit 3.2 to the Registrant’s Form S-1 Registration Statement filed by the Registrant with the Commission on March 1, 1996 (File No.333-1884) and incorporated herein by reference

4.4	Shareholder Rights Plan	Incorporated by reference from Form 8-A12-B filed by Registrant with the Commission on February 25, 2002

5.1	Opinion of Cleary Gottlieb Steen & Hamilton LLP regarding the validity of the securities being registered	Filed herewith

23.1	Consent of Independent Auditors	Filed herewith

23.2	Consent of Cleary Gottlieb Steen & Hamilton LLP (included in Exhibit 5.1)	Filed herewith

24.1	Powers of Attorney (included on signature page)	Filed herewith